Lawson Products Reports Fourth Quarter and Full Year 2020 Results

Improved Performance Continues

CHICAGO, February 25, 2021 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the fourth quarter and the full year ended December 31, 2020.

Summary Financial Highlights	Three Months Ended December 31,			Year Ended December 31,
($ in millions, except earnings per share data)	2020	2019	Change	2020	2019	Change
Net Sales	$98.1	$88.6	10.8%	$351.6	$370.8	(5.2)%
Average Daily Net Sales	$1.609	$1.452	10.8%	$1.390	$1.471	(5.5)%
Number of Business Days	61	61		253	252

Reported Operating (Loss) Income	$(0.7)	$(4.5)	NA	$20.6	$9.1	126.7%
Adjusted Operating Income (1)	$6.9	$5.8	18.6%	$27.4	$28.6	(4.1)%

Adjusted EBITDA (1)	$9.0	$7.3	22.3%	$34.1	$34.5	(1.1)%
Adjusted EBITDA Margin (1)	9.1%	8.3%	+80 bps	9.7%	9.3%	+40 bps

Reported Diluted (Loss) Earnings Per Share	$0.02	$(0.34)	$0.36	$1.62	$0.77	$0.85
Adjusted Diluted Earnings Per Share (2)	$0.60	$0.48	$0.12	$2.16	$2.33	$(0.17)

(1) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 1)
(2) Excludes the impact of stock-based compensation, severance and non-recurring items. (See reconciliation in Table 2)

“Our fourth quarter results demonstrate the progress we are making with the ongoing recovery from the 2020 pandemic-driven economic downturn. Net sales for the quarter grew 11% to $98.1 million including a full quarter's contribution from the Partsmaster acquisition completed in the third quarter. Profitability improved as we continued to leverage our cost structure and realize the benefit from our recent acquisition. Our organic adjusted EBITDA performance has returned to pre-pandemic levels. Cash flow generated during the quarter was $12.5 million and we finished 2020 in a strong financial position," said Michael DeCata, president and chief executive officer.

“We are pleased with the Partsmaster performance and it has proven to be an excellent strategic fit. During the fourth quarter, Partsmaster contributed sales of $17.2 million to the organization and was accretive to our full-year consolidated 9.7% operating margin.
“Reflecting on last year’s results, I am encouraged by our performance during the most difficult business environment we have ever encountered. We were able to ensure the safety of our team while providing outstanding service to our customers at the standards they have come to expect. By adjusting our cost structure for the effect of the pandemic to protect our profitability and cash flows, we are well positioned entering 2021. We have been able to recover organic daily sales by 38% over April’s levels, improve operating margins, and integrate a significant acquisition in an uncertain business environment. With continued focus on our cost structure and almost 100 more sales reps than in 2019, we expect to continue to deliver improving results and execute on our ongoing growth strategy”, concluded DeCata.

Fourth Quarter Highlights

•Sales increased to $98.1 million compared to $88.6 million for the fourth quarter 2019 and $90.3 million in the third quarter of 2020. Partsmaster contributed $17.2 million in sales in the quarter and $5.4 million in sales in the third quarter 2020.

•Average daily net sales (ADS) reached $1.609 million in the quarter, up nearly 43% from the low of $1.127 million recorded in the second quarter due to the Partsmaster acquisition and a rebound in organic sales.

•For the quarter, results improved with Lawson reporting an operating loss of $0.7 million compared to an operating loss of $4.5 million in the prior year quarter. Non-GAAP adjusted operating income was $6.9 million for the quarter compared to $5.8 million in the prior year quarter. (See table above and reconciliation in Table 1). Non-GAAP adjustments consist of stock-based compensation, severance expense, goodwill impairment and acquisition related costs.

•Reported net income for the quarter improved to $0.2 million compared to a net loss of $3.0 million in the year ago period. Adjusted net income for the quarter also improved to $5.6 million or $0.60 adjusted earnings per diluted share compared to $0.48 adjusted earnings per diluted share in the fourth quarter of 2019. (See table above and reconciliation in Table 2).

•We generated $12.5 million of operating cash flows in the quarter and $32.5 million for the full year 2020, ending the year with $28.4 million of cash-on-hand and $66.0 million of availability under our $100.0 million committed credit facility.

Fourth Quarter Results

Net sales increased 10.8% to $98.1 million in the fourth quarter of 2020 compared to $88.6 million in the fourth quarter of 2019 primarily due to the acquisition of Partsmaster in the third quarter of 2020. Partsmaster contributed $17.2 million of sales in the fourth quarter 2020. Average daily sales grew to $1.609 million compared to $1.452 million in the prior year quarter. Excluding Partsmaster, sales declined 8.6% compared to the year ago quarter reflecting the economic effects of COVID-19. On a sequential basis, average daily sales increased 14.0% over the third quarter driven by the inclusion of Partsmaster for the full quarter. Excluding Partsmaster, Lawson average daily sales improved slightly from the third to the fourth quarter reflecting increases in most product categories offset by less sales of lower margin PPE (Personal Protective Equipment) products.
Gross profit increased $5.3 million to $52.1 million from $46.8 million in the fourth quarter of 2019 and improved as a percent of sales to 53.1% compared to 52.9% in the year ago quarter. Excluding the impact of Partsmaster, gross profit decreased $4.3 million compared to the prior year quarter due to lower sales from the impact of the COVID-19 pandemic. Prior to giving effect to service-related costs, consolidated gross profit as a percentage of sales was 58.1%, flat with the fourth quarter 2019 despite less sales on which to leverage fixed costs.

Selling expenses increased to $21.3 million in the fourth quarter of 2020 compared to $20.5 million in the prior year quarter due to the inclusion of $3.6 million of selling expense from Partsmaster this quarter. As a percent of sales, selling expenses declined to 21.7% in the fourth quarter of 2020 compared to 23.1% in the comparable period a year ago. Excluding Partsmaster, selling expenses declined $2.9 million or 13.9% primarily due to reduced compensation on lower sales, less travel related expenses and continued cost controls.

General and administrative expenses were $31.4 million in the fourth quarter of 2020 compared to $30.9 million in the prior year quarter. The increase in general and administrative expense was driven by the inclusion of $5.3 million from the Partsmaster acquisition, a goodwill impairment charge of $1.9 million, and increased severance expense of $0.3 million. These costs were partially offset by a $5.4 million decrease in stock-based compensation expense compared to the year ago quarter. Excluding the impact of the acquisition, stock-based compensation, severance, goodwill impairment and acquisition related costs, general and administrative expenses decreased by $1.5 million or 7.5% due to cost control actions taken throughout the year.

The Company's operating loss of $0.7 million in the fourth quarter of 2020 improved by $3.8 million compared to a reported operating loss of $4.5 million in the prior year quarter. Adjusted non-GAAP operating income increased 18.6% to $6.9 million in the fourth quarter of 2020 from $5.8 million in the prior year quarter. (See reconciliation in Table 2) For the quarter, adjusted EBITDA was $9.0 million or 9.1% of sales compared to $7.3 million or 8.3% of sales in the prior year quarter. (See reconciliation in Table 1)

Reported net income for the fourth quarter of 2020 was $0.2 million, or $0.02 per diluted share compared to a net loss of $3.0 million, or $0.34 per diluted share, in the fourth quarter of 2019. Adjusted net income improved to $5.6 million or $0.60 per diluted share compared to $4.3 million or $0.48 per diluted share a year ago. (See reconciliation in Table 2)

Full Year 2020 Results

Net sales were $351.6 million compared to $370.8 million in 2019, a decline of 5.2%. Sales were negatively impacted by the COVID-19 pandemic partially offset by the acquisition of Partsmaster which contributed $22.6 million in sales during 2020. While all customer categories were impacted, the most significant decline occurred in the second quarter at the onset of the pandemic. By the end of the year, organic Lawson average daily sales have recovered 38% over April's lows and were at approximately 92% of pre-pandemic levels.

Reported operating income in 2020 was $20.6 million compared to $9.1 million in 2019. The increase in operating income was driven by a decrease of $15.8 million in stock-based compensation expense compared to the prior year and the acquisition of Partsmaster offset by the impact of the COVID-19 pandemic. Adjusted non-GAAP operating income was $27.4 million in 2020 compared to $28.6 million in the prior year. For the year, adjusted EBITDA was $34.1 million or 9.7% of sales compared to $34.5 million or 9.3% a year ago. (See table above and reconciliation in Table 1)

Reported net income for 2020 was $15.1 million or $1.62 per diluted share compared to net income of $7.2 million, or $0.77 per diluted share in 2019. Adjusted non-GAAP net income was $20.1 million or $2.16 adjusted diluted earnings per share compared to $21.8 million or $2.33 per diluted share in 2019. (See table above and reconciliation in Table 2)

Cash Flow and Cash Position

The Company ended the year with $28.4 million of cash and cash equivalents on hand and generated $32.5 million of operating cash flows for the year. Additionally, we have $66.0 million of availability under our $100.0 million committed credit facility which is net of the letter of credit securing the $33.0 million payment due in May 2021 to the sellers of Partsmaster. We intend to fund the final payment to the sellers using cash-on-hand and availability under our credit facility for any remaining portion.

Capital expenditures for the year of $1.7 million were primarily for improvements to distribution centers and information technology. During the first quarter of 2020 we repurchased 47,504 shares of our common stock, on the open market, at an average purchase price of $36.93.

Conference Call

Lawson Products, Inc. will conduct a conference call with investors to discuss fourth quarter 2020 results at 9:00 a.m. Eastern Time on February 25, 2021. The conference call is available by direct dial at 1-877-737-7051 in the U.S. or 1-201-689-8878 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through March 31, 2021. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 39783#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through March 31, 2021.

About Lawson Products, Inc.

Founded in 1952, Lawson Products, Inc., headquartered in Chicago, IL, sells and distributes specialty products to the industrial, commercial, institutional and government maintenance, repair and operations market (MRO). The Company is dedicated to helping customers in the U.S. and Canada lower their total cost of operation by increasing productivity and efficiency. The combination of Lawson and Partsmaster's Managed Inventory process and the Company’s problem-solving professionals ensures customers always have the right parts to handle the job. Through The Bolt Supply House, customers in Western Canada have access to products at several branch locations. Under its Kent Automotive brand, the Company provides collision and mechanical repair products to the automotive aftermarket.

Lawson Products ships from several strategically located distribution centers to customers in all 50 states, Puerto Rico, Canada, Mexico, and the Caribbean.

For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2019, Form 10-K filed on February 27, 2020. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2020	2019	2020	2019

Net sales	$98,133	$88,566	$351,591	$370,785
Cost of goods sold	46,054	41,752	165,053	173,431
Gross profit	52,079	46,814	186,538	197,354

Operating expenses:
Selling expenses	21,330	20,478	76,775	85,342
General & administrative expenses	31,407	30,883	89,213	102,946
Operating expenses	52,737	51,361	165,988	188,288

Operating income (loss)	(658)	(4,547)	20,550	9,066

Interest expense	(325)	(122)	(654)	(603)
Other income, net	874	413	889	1,211

Income (loss) before income taxes	(109)	(4,256)	20,785	9,674
Income tax expense (benefit)	(332)	(1,250)	5,672	2,453

Net income (loss)	$223	$(3,006)	$15,113	$7,221

Basic income (loss) per share of common stock	$0.02	$(0.34)	$1.68	$0.81

Diluted income (loss) per share of common stock	$0.02	$(0.34)	$1.62	$0.77

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except unaudited share data)
(Unaudited)

	December 31, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$28,393	$5,495
Restricted cash	998	802
Accounts receivable, less allowance for doubtful accounts	44,515	38,843
Inventories, net	61,867	55,905
Miscellaneous receivables and prepaid expenses	7,289	5,377
Total current assets	143,062	106,422

Property, plant and equipment, net	15,800	16,546
Deferred income taxes	18,482	21,711
Goodwill	35,176	20,923
Cash value of life insurance	16,185	14,969
Intangible assets, net	18,503	12,335
Right of use assets	8,764	11,246
Other assets	332	277
Total assets	$256,304	$204,429

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accrued acquisition liability	$32,673	$—
Accounts payable	22,262	13,789
Lease obligation	4,568	3,830
Accrued expenses and other liabilities	38,492	39,311
Total current liabilities	97,995	56,930

Revolving line of credit	—	2,271
Security bonus plan	11,262	11,840
Lease obligation	5,738	9,504
Deferred compensation	10,461	6,370
Deferred tax liability	2,841	6,188
Other liabilities	5,585	3,325
Total liabilities	133,882	96,428

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued – 9,287,625 and 9,190,171 shares, respectively Outstanding – 9,061,039 and 9,043,771 shares, respectively	9,288	9,190
Capital in excess of par value	19,841	18,077
Retained earnings	101,609	86,496
Treasury stock – 226,586 and 146,400 shares held, respectively	(9,015)	(5,761)
Accumulated other comprehensive loss	699	(1)
Total stockholders’ equity	122,422	108,001
Total liabilities and stockholders’ equity	$256,304	$204,429

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain infrequently occurring, seasonal or non-operational items that impact the overall comparability. See Tables 1 and 2 below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and twelve months ended December 31, 2020 and 2019. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

Table 1 - Reconciliation of GAAP Operating Income (Loss) to Adjusted Non-GAAP Operating Income and EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2020	2019	2020	2019

Operating (loss) income as reported per GAAP (1)	$(658)	$(4,547)	$20,550	$9,066

Stock-based compensation (2)	4,776	10,167	2,009	17,788

Severance expense (3)	557	214	2,077	1,756

Goodwill impairment (4)	1,918	—	1,918	—

Acquisition related costs (5)	325	—	880	—

Adjusted non-GAAP operating Income	6,918	5,834	27,434	28,610

Depreciation and amortization	2,041	1,492	6,701	5,893

Non-GAAP adjusted EBITDA	$8,959	$7,326	$34,135	$34,503
(1)     Partsmaster acquisition contributed $0.1 million of GAAP income in the fourth quarter 2020 and $0.5 million of GAAP operating income in the full year 2020.
(2)    Expense for stock-based compensation, of which a portion varies with the Company's stock price
(3)    Includes severance expense from actions taken in 2020 and 2019 along with 2020 severance and retention costs related to the Partsmaster acquisition.
(4)     Represents the goodwill impairment related to the 2018 acquisition of Screw Products, Inc. as the carrying value of the reporting unit exceeded its estimated fair value.
(5) Primarily legal and accounting costs pertaining to the acquisition of Partsmaster.
.

Table 2 - Reconciliation of GAAP Net Income (Loss) and Diluted EPS to Non-GAAP Adjusted Net Income and Adjusted Diluted EPS (Unaudited)
(Dollars in thousands, except per share amounts)	Three Months Ended December 31,
	2020		2019
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income (loss) as reported per GAAP	$223	$0.02	$(3,006)	$(0.34)

Pretax adjustments:

Stock-based compensation	4,776	0.51	10,167	1.13

Severance expense	557	0.06	214	0.03

Goodwill impairment	1,918	0.21	—	—

Acquisition related costs	325	0.03	—	—

Pretax adjustments	7,576	0.81	10,381	1.16

Tax effect on adjustments (1)	(2,227)	(0.23)	(3,052)	(0.34)

Total adjustments, net of tax	5,349	0.58	7,329	0.82

Non-GAAP adjusted net income	$5,572	$0.60	$4,323	$0.48

(1)    Tax effected at effective tax rate of 29.4% for 2020 and 29.4% for 2019, excluding discrete items
(2)    Pretax adjustments to diluted EPS calculated on 9.336 million and 8.961 million of diluted shares for 2020 and 2019, respectively

(Dollars in thousands, except per share amounts)	Twelve Months Ended December 31,
	2020		2019
	Amount	Diluted EPS (2)	Amount	Diluted EPS (2)
Net Income as reported per GAAP	$15,113	$1.62	$7,221	$0.77

Pretax adjustments:

Stock-based compensation	2,009	0.22	17,788	1.90

Severance expense	2,077	0.22	1,756	0.18

Goodwill impairment	1,918	0.21	—	—

Acquisition related costs	880	0.09	—	—

Pretax adjustments	6,884	0.74	19,544	2.08

Tax effect on adjustments (1)	(1,879)	(0.20)	(4,964)	(0.52)

Total adjustments, net of tax	5,005	0.54	14,580	1.56

Non-GAAP adjusted net income	$20,118	$2.16	$21,801	$2.33

(1)    Tax effected at effective tax rate of 27.3% for 2020 and 25.4% for 2019
(2)    Pretax adjustments to diluted EPS calculated on 9.331 million and 9.376 million of diluted shares for 2020 and 2019, respectively

Lawson Products Core Business
Table 3 - Quarterly Data (Unaudited)
Historical Lawson Segment Sales Representative and Productivity Information

	(Dollars in thousands)
	Three Months Ended
	Dec. 31 2020	Sep. 30 2020	Jun. 30 2020	Mar. 31 2020	Dec. 31 2019

Number of business days	61	64	64	64	61

Average daily net sales (1)	$1,439	$1,240	$979	$1,265	$1,279
Year over year increase (decrease)	12.5%	(4.2)%	(25.6)%	(2.5)%	1.7%
Sequential quarter increase (decrease)	16.0%	26.7%	(22.6)%	(1.1)%	(1.2)%

Average active sales rep count (2)	1,099	993	957	998	1,002
Period-end active sales rep count	1,090	1,120	938	993	1,006

Sales per rep per day	$1.309	$1.249	$1.023	$1.268	$1.276
Year over year increase (decrease)	2.6%	(4.6)%	(23.8)%	(3.1)%	0.3%
Sequential quarter increase (decrease)	4.8%	22.1%	(19.3)%	(0.6)%	(2.5)%
(1)    Quarters ended December 31, 2020 and September 30, 2020 include Partsmaster revenue of $17.2 million and $5.4 million, respectively, and weighted average reps counts of 196 and 67.
(2)    Average active sales representative count represents the average of the month-end sales representative counts

Lawson Products, Inc.
Table 4 - Consolidated Quarterly Results (Unaudited)

	(Dollars in thousands)
	Three Months Ended
	Dec. 31 2020	Sep. 30 2020	Jun. 30 2020	Mar. 31 2020	Dec. 31 2019

Average daily net sales	$1,609	$1,411	$1,127	$1,422	$1,452
Year over year increase (decrease)	10.8%	(4.7)%	(25.0)%	(1.9)%	2.7%
Sequential quarter increase (decrease)	14.0%	25.2%	(20.7)%	(2.1)%	(2.0)%

Net sales	$98,133	$90,277	$72,146	$91,035	$88,566
Gross profit	52,079	47,225	38,313	48,921	46,814

Gross profit percentage	53.1%	52.3%	53.1%	53.7%	52.9%

Selling, general & administrative expenses	$52,737	$45,224	$37,744	$30,283	$51,361

Operating (loss) income	$(658)	$2,001	$569	$18,638	$(4,547)

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President, Chief Financial Officer
773-304-5665